Exhibit 1

                                         N E W S   R E L E A S E

TALISMAN ENERGY ANNOUNCES NEW EXPLORATION BLOCK AWARDS IN UK NORTH SEA

CALGARY, Alberta – August 18, 2003 - Talisman Energy (UK) Limited, a wholly-owned subsidiary of Talisman Energy Inc., has been awarded four new exploration blocks in the UK North Sea.

Blocks 19/3 and 19/4 were awarded in the 21st Round of UK offshore licensing to a consortium consisting of Talisman, EnCana U.K. Limited (EnCana U.K.), a wholly-owned subsidiary of EnCana Corporation and OMV (Talisman 37.5% equity, EnCana 42.5%, OMV 20%). These blocks are located in the Moray Firth midway between Talisman’s Ross field and the Buzzard discovery. New 3D seismic will be acquired prior to drilling two exploration wells on the blocks.

Also in the 21st Round, Block 16/1, adjacent to the Talisman interest Brae fields, was awarded to a consortium consisting of Talisman, Marathon, BP and Nippon (Talisman equity 18.37%). Reprocessing of seismic data and related studies will be undertaken prior to a decision on whether or not to drill in the block.

In addition, Talisman and EnCana applied for and were awarded Block 13/26b as an ‘out-of-round’ award (Talisman 55% and Operator, EnCana 45%). This block is adjacent to the Talisman owned Block 13/26a and close to the Ross field. A well will be drilled on this block in the next year.

“We are delighted with these awards,” said Dr. Jim Buckee, President and Chief Executive Officer. “These blocks are in areas close to our existing operations, where we see good potential for further exploration success following our recent discoveries in the area.”

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Investor Relations &

  Corporate Communications

Phone:  403-237-1196

Fax:      403-237-1210

E-mail: tlm@talisman-energy.com

Forward Looking Statements:  This press release contains “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995, including business plans for drilling, exploration and production and the assumptions upon which these plans are based. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses and the success of exploration and development projects; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; and health, safety and environmental risks); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices and foreign currency exchange rates; and the possibility that government policies may change or governmental approvals may be delayed or withheld.  Additional information on these and other factors which could affect the Company’s operations or financial results are included in the Company’s other reports on file with Canadian securities regulatory authorities and the United States Securities and Exchange Commission.  Forward-looking statements are based on the estimates and opinions of the Company’s management at the time the statements are made.  The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

18/03